Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Storm Cat Energy Corporation (the “Company”):

We hereby consent to the reference to us under the heading “Incorporation of Documents by Reference” and “Exhibits” in the Registration Statement of Storm Cat Energy Corporation on Form S-8 (the “Registration Statement”) of our auditors’ report dated April 8, 2005 appearing in the Annual Report on Form 20-F for the year ended December 31, 2005, on the consolidated balance sheet as of December 31, 2004, and the consolidated statements of operations, consolidated statement of cash flows and consolidated statement of shareholders’ equity and comprehensive loss for each of the years ended December 31, 2003 and 2004.

/s/ Amisano Hanson
Amisano Hanson
Chartered Accountants

Vancouver, Canada

September 13, 2006